Exhibit 99.1

Primedex Health Systems, Inc. (PMDX.OB)

Presentation at Roth Capital Partners’ 2006 New York Conference

September 6, 2006

<<Unidentified Speaker, Analyst at Roth Capital>>

Okay we’ll go ahead and get started.  Next company to present is Primedex Health Systems.  Primedex operates outpatient, diagnostic, imaging facilities, offering various combinations of MRI, CT, X-ray, Fluoroscopy and other imaging technologies.  With us today and presenting on behalf of the company is Howard Berger, CEO and Mark Stolper, CFO.

Howard.

<<Howard Berger, President and Chief Executive Officer>>

Good afternoon.  I hope everybody can hear me.  Thank you for attending and we’ll try to get through our presentation here on time.  I apologize if we don’t.  But before we get started I want to say that we are currently in registration for the merger that we had announced back on July 7th.  We are in — Primedex Health Systems acquired a company of similar size and performance called Radiologix, which is an American Stock Exchange company.  The nature of the transaction was to pay the Radiologix shareholders cash and stock for total consideration of about $208 million with equity consideration of about $82.5 million.

The deal has already been fully underwritten by a commitment from General Electric and they will syndicate the transaction down to a first link, second link structure.  The financing includes a $45 million revolver which should be unfunded and closed and approximately $365 million worth of debt in the resulting combined companies at the time of the closure of the merger which is expected to be somewhere in about the next 45 days or so.  We’ve also publicly announced that the combined companies will have revenues exceeding $400 million and an estimated 2007 EBITDA of $85 million.

Under the acquisition here, the resulting company which will change its name from Primedex Health Systems to its operating entity called RADNET will be the largest operator of fixed imaging centers in the country with approximately 130 locations, located in approximately eight states.  The primary centers are located in California both Northern and Southern California as well as Maryland.  We look to take a lot of the operating metrics some of which we’ll talk about here in the presentation with our capitation model, purchasing and other digital capabilities that the company, Primedex has introduced over the last several years and roll those out in the Radiologix centers.

Part of this is being driven by what is a substantial reimbursement reduction that will start occurring in 2007 as a result of the 2005 Deficit Reduction Act and it resulted in an opportunity to merge these two companies and put them onto, each onto a much larger platform.

Let me talk a little bit about the diagnostic imaging industry.  Currently the size of that market is estimated to be over $100 billion.  So even after the merger of the two companies we will be less than about a fifth — excuse me about half of 1% of the entire industry.  The industry is primarily growing through the increasing application of advanced imaging, things like MRI scanning, CT scanning, PET scanning et cetera.  It’s estimated to be growing just in that sector by at over 10% annual growth rate.

This growth is driven by a number of factors that are part of what drives healthcare in general to be a very attractive place for people to put money to work.  First of all, you have an aging population, the baby boomer craze if you will.  And certainly as people get older, the number of imaging procedures that they generally require relative to what we call a commercial life, under 65 is three to one.  So the services that are necessary as people age, is three times as great than it is in their earlier years.  So that’s a factor dramatically growing that.

A growing population particularly in California, California currently is about 12% of the entire country’s population and it’s growing at a faster rate and it also has a younger population generally than the rest of the country.  So it’s getting impacted both by increasing population and the aging population.  And perhaps even more exciting is the expanding use of the advanced imaging procedures again particularly MRI scanning, CT scanning with what they now call the multislice technology and your PET scanning are tremendous drivers of increasing utilization for all of our centers.

Part of this is driven also because there is wider physician and payor acceptance.  Perhaps six or seven years ago if I had been speaking a lot of you might not have known what an MRI scanner is or even a CT scan.  But these have become very household terms today both because of the enhanced visibility that people have primarily in the sports industry where it seems every athlete at one point or another in his life has gotten an MRI scan.

And then about five years ago there was a CT body screening craze that swept across the country where it was not a reimbursable item but people were feeling that a CT scanner what was being promoted as the magic bullet to come in and look at the inside of your body and find everything that was wrong, while it never really took off as a legitimate business opportunity.  On a standalone basis, it did bring the public awareness to CT scanning at a new level.

So part of our whole need for marketing has been made considerably easier along with as these technologies get more and more incorporated into routine diagnostic care, you get a wider range of physicians who are capable of ordering these advanced, generally when these new technologies come out they’re ordered only by specialists but today most of your family practitioners, general practitioners, internists and OB gynae’s who are the primary care physicians are very comfortable ordering these procedures directly without having them necessarily go to a specialist first.

The very fact that there will be a merger between these two companies we think is the beginning of a substantial consolidation that will occur within the industry.  The lower reimbursement which is Medicare is implementing in 2007, will reduce reimbursement for MRI scanning by about 40% and CT scanning for perhaps about 15% to 20%.  As a result a lot of the smaller operators are those that have been very heavily focused on the advanced imaging are going to find it increasingly difficult to continue to reinvest in our industry as well as have even operational viability given the nature of the capital requirements in their debt structures.

So we hope we are positioning ourselves for what will be a large opportunity for this company and even though it will be the largest when we finish the merger, we think there’s a substantial additional growth opportunities both within our current centers and the possibility of adding new centers through acquisition going into the future.

What does the market look like for diagnostic imaging?  What I’ll try to outline here is really what the competitive landscape is.  We are in the fixed, free standing diagnostic imaging center business that tends to be something more that you see in California that you do perhaps here on the East Coast.  But nonetheless it is becoming an increasingly important part of the delivery system for outpatient work.  Most patients will tell you that if they have the choice or if they are aware, they would prefer to get their scans done and their imaging done in a free standing center than going in to a hospital.

Many of our competitors are single modality but a few of them are multi modality and therein lies part of the story here that I want to try to emphasize in succeeding slides and that is that the primary tenants of our business which we hope will continue to have us achieve success are the fact that we are multi modality.  In other words we don’t do just the MRI and the CT scans but 80% of our volume is really conventional imaging, the x-ray, mammography and ultrasound.  So while we do a lot of the advanced imaging, the procedural volume is still driven by the routine imaging that your physicians are ordering every day.  They don’t order MRIs and CTs every day.  But you can be sure they are ordering x-rays, mammograms and ultrasounds every day.  So our offering being multi modality is to attempt to be a one-stop shop for most of our referring physicians.

There are others that do this in the industry although only a couple of them are public, MedQuest might be one that you’re familiar with, Insight, which is not public but has public debt is another.  And those are the kind of companies that are more similar to us.  Out here there is another company called Doshi Diagnostic which is headquartered here in I believe in Long Island.

Another way for people to get imaging is the mobile business which is primarily exemplified by Alliance Healthcare.  They are an operator of mobile systems, several hundred of them which really go from hospital to hospital, clinic to clinic, don’t necessarily stay there but scans are ordered and are done once a week, twice a week and are aggregated together.

However, while they provide the equipment they don’t really provide any other services related to either the professional component meaning the radiologist, or actually going out in the marketing of the scans.  So they have limited offerings and more recently they have been subject to meeting very high field costs in moving its equipment around.

And then the last place of course that really are competition with us fall into two categories.  One is the hospitals.  Virtually all hospitals that have tertiary care facilities, have to offer imaging on some level in order to be a licensed tertiary care facility.  So out here in particular you would go to one of the hospitals and you’ll find MRI scanners, CT scanners, although again in a hospital their first commitment is to the end patient.  So it’s not unusual that we have an example of that today from one of the investors we met with this morning, who went to one of the local hospitals twice, their scans were always delayed because of other emergencies that had to be put in place.  So it’s necessarily from an outpatient’s standpoint the most friendly place to get an exam done.  But it is nonetheless a competitor for the business.

In California where 80 of the 130 centers that the merged company will have, the hospital size is less than 200 beds on average.  So it’s more difficult in California for hospitals to compete for the kind of capital expenditure that’s required to generate this kind of business as opposed to here on the mid west and on the east coast where you’ll find 500, 600, 1000 bed hospitals, not uncommonly.  In California, given the size of that state and how spread out things are, it’s very unusual to find hospitals with more than 300 beds.  And very common to find under 150 beds.

The other phenomena that has occurred I should mention here physician offices, of late, perhaps over the last five to seven years, there are certain specialists in healthcare namely orthopedic surgeons, maybe your oncologists that are buying equipment and putting it in their own offices and offering this to their patients and this is what they call the in-office exemption.  For those of you who follow healthcare you may be familiar with the concept of stark law which prevents doctors from owning imaging centers and referring patients.

However if you get a piece of equipment and put it in your own practice and see only your own patients, that’s called the in-office exemption.  And of late, let’s say over the last five to seven years, there has been more of that happening and part of the legislation as well as reimbursement has been to try to choke that down, has led to considerable over utilization and other issues that the payors and the government are looking at as to the appropriateness of this kind of business activity.

This slide just simply shows that — what I like to boast is that we do it all.  Whether it’s MRI scanning, CT scanning, PET scanning, Ultrasound, Mammography, Fluoroscopy, Nuclear Medicine, the bulk of our centers do the full range of diagnostic imaging.  So whether you are referred there for one case or several cases, it may involve different kinds of procedures, you can get that done at most of our centers.  And again clustering of centers, as well as being a multi modality offering are the two key metrics that we offer in our business.

As I mentioned, the Deficit Reduction Act of 2005 which wasn’t just for Medicare reductions but generally the $20 billion that the government signed and it needed to say over the next five years 8 billion of that is coming from healthcare and within that they lower substantially the reimbursement for MRI and CT.  And as I have indicated that is going to have a substantial impact we believe on the viability of smaller operators or even more so on some of the operators that have between 10 and 20 centers out there that have had to set up a significant infrastructure to manage that number of centers but where their reimbursement has fallen dramatically.

Generally speaking, most practices that we’ve looked at have about 25% of their business that is related to Medicare.  And in particular if you make the assumption that a lot of that is driven by MRI and CT which is the major reimburser for in diagnostic imaging.  Somebody who has 25% of their business that’s going to experience a 40% reduction is an enormous impact.

To give you an example, on the Radiologix side, the partner that we are merging with, their company is running about $44 million-$45 million EBITDA on an LTM basis.  The impact of DRA which we have published and presented in our registration is expected to be about $16 million.  So in this one company they would lose about one-third of their EBITDA just with this change in reimbursement.  So the pressure on them and others, is certainly going to be to drive consolidation in this business that we hope to be prepared to benefit from.

<<Mark Stolper, Chief Financial Officer>>

Primedex today has 61 centers.  We are the largest operator or diagnostic imaging centers in California.  We operate in a hub and spoke model where we have large what we call centers of excellence that are multi modality and surrounded by what we call satellite offices or single modality centers which generally do the routine exams like x-rays and ultrasounds so that we don’t inundate our larger centers with the routine work.

One thing that differentiates our business vis-à-vis our competitors and other companies around the country is that we do what’s called capitation which is where we exclusively contract with large medical groups whereby they send us their patients and we get paid a per member per month fee for managing the imaging services of that population and I’ll talk a little bit more about that in the coming slide.

On a last 12 months basis we have achieved about $154 million of revenue, close to $34 million of EBITDA and another differentiating factor of Primedex’s business is that we an affiliated medical group called Beverly Radiology, a medical group that is exclusive to Primedex and Beverly provides all of the professional or the radiologist services to our centers.

Radiologix, the company that we will be acquiring has about 70 facilities.  Unlike Primedex, Radiologix is in several different markets, eight markets, including California, New York and Maryland, where they have the highest concentration of centers and then several other states.  On a last 12 months basis, Radiologix had about $255 million of revenue and $45 million of EBITDA.

This slide is just intended to graphically represent something that Howard has already stated, which is we’re a heavily multi modality company.  About 70% of what the company does is the routine imaging; about 23% actually is CT, MRI and PET.  And those represent — the CT, MRI and PET close to 68% to 70% of the entire business. So in order to get the high end business we think it’s very important to be able to service all the imaging needs that our referring doctors have.

We have a diversified payor group.  The payors that pay us are capitation contracts; private insurance, Medicare, Medicaid et cetera and we think it’s important to have a diversified payor group because it lowers our exposure to changes in reimbursement or other aspects incorporated in any one particular payor class.

Capitation which I explained is a different type of business than our competitors.  We have 27 capitation contracts and that’s growing, with several in negotiation, represents about 28% of the Primedex business, about 14% of the combined Primedex-Radiologix entity.  Our contracts are several year term.  We’ve been averaging — we’ve averaged each contract so far about five years.  We’ve had tremendous success in renewing these particular contracts and we’ve had a history of successfully getting higher reimbursement every year in these contracts as we have become more engrained in the healthcare delivery system of our customers.

And most importantly these capitation contracts which are for HMO lives, large medical groups, provide us with what we call pull-through business.  The patients or the referring physicians who have these capitative patients also see all of the other payor classes patients, Medicare patients, Medi-Cal patients, they see private insurance, PPO et cetera and they tend to send us that business as well.  And that’s what we call the pull-through or discretionary business.

And we manage our utilization on these exclusive contracts and the risk associated with these contracts, do a utilization management function which we’ve built the infrastructure in-house and have been performing for as long as we’ve had these capitation contracts.

Let me just go through quickly how the contracts work.  In California, when you sign up for an HMO product, you generally get a book and you have to pick a referring physician or — you pick a primary care physician and that primary care physician, once you pick them or his medical group receives dollars or capitation dollars from the HMO.  What we do — and for those capitation dollars that the primary care physician and his medical group receive, he’s responsible for providing diagnostic imaging services to the patients.

What we do is we then go to the medical group; these physicians and we take the risk of providing that diagnostic imaging from the referring physician or his medical group.  And we get paid a per member, per month fee for providing exclusively all the diagnostic imaging services to this patient population and then we manage the risk and the utilization associated with providing these imaging services to this patient population.

I’m going to let Howard talk a little bit about the merged entity.

<<Howard Berger, President and Chief Executive Officer>>

Okay.  Well I think I have touched on some of these and since we’re running short of time here, I won’t spend a lot of time.  But most of the issues here in this slide that we’ve already addressed and what we hope to create to help offset some of the reduced reimbursement here are significant operational efficiencies that we’ve identified in Radiologix that we believe the consolidation plan will achieve for us in a rather short term basis.

This slide just gives you an idea of how distributed our centers are in our three main regions, California, Maryland and New York.  Particular attention should be paid to California where about 80 of our centers will be located and where we have a very robust offering and where we believe there is substantial opportunities for us to do large-scale network contracting.

We talked a little bit about growth strategies.  Near term we’re looking to do the integration and create the synergies which we’ve announced, about $11 million in the short term that primarily come just through corporate reorganization and restructuring, implement best practices.  There are things that Radiologix and Primedex do differently and both do some of them better than the other.  So we looked at trying to create that best practices and operational efficiencies, through the operational efficiencies.

Mid term we want to continue to expand same store sale growth.  That will always be the best way that we can improve our margins whether that’s through new contracts like capitation contracts, adding new equipment and bringing in particular Radiologix further along and faster onto the digital pathway that they started a year or so ago.

We want to do more of the routine work.  I know people have said from time to time that it’s hard to make money in the routine imaging, but if you implement the technologies that are now available, the ability to create profitability and things like x-ray and mammography are certainly out there today, along with the fact that digital mammography which is probably mammography in general to the most unutilized service in all of medicine, given that one out of every eight women develop breast cancer at some time in their lives, has gone up substantially in reimbursement if you’re willing to commit the CapEx into the new digital technology.

So we plan on rolling that out, we’re substantially along that path in Primedex but Radiologix has just started that and so we see significant opportunities there.  Long-term we believe as I mentioned consolidation either at the current level through smaller tuck-in opportunities that we see from time to time as well as perhaps larger acquisitions as more of the shakeout in this industry occurs, starting next year.

We are about to launch as of November 1st, the first outpatient interventional radiology practice where we’ll be starting to do angiography, outpatient biopsies and other procedures that here before have only been done in hospitals.  We think that offering will be very successful and should it be we would roll out more of these kind of centers in markets where we have large clusters of centers already and a large referral base.  So new product offerings is going to be something that we look at and also expanding our current PET-CT offering.

Currently the two companies combined offer about 14 of these newer technology PET-CT scanners we think that many more of these systems can and should be deployed within our operation over the next couple of years.

I won’t spend too much time on management but between myself and Sami Abbasi, who is the current Chairman and CEO of Radiologix, we have over 40 years of experience in the business.  Sami has been in it for 10-11 years now.  I’ve been in it for 30 years.  We have very substantial depth on the financial side of it through the CFOs of both companies as well as Chief Accounting Officers and two outstanding operational managers, one for what will be the Eastern operations and who’s the current COO and the Western operations which is the current COO of Primedex.

<<Mark Stolper, Chief Financial Officer>>

I’ll just go through this quickly because we’re running out of time.  This is just based from our S4 registration statement.  Both companies have a combined 2005 revenue of close to $400 million, both companies have grown significantly in 2006 and the run rate is north of that at $208 million for the first six months of 2006.

We talked a little bit about cost savings.  We’ve identified in our press release on July 7th, $11 million of cost savings which is strictly elimination of duplicative personnel and associated costs and other items at the corporate level, mostly in Dallas for Radiologix’s corporate office as well as their San Jose regional corporate office in Northern California.

And then the other thing that we released is $85 million of EBITDA for 2007, which is pro forma for those cost savings as well as the reductions in reimbursement that Dr. Berger talked about.  Then some basic metrics of our company which is self explanatory.  And I think that’s it.

END